Exhibit 10.1
EXECUTION VERSION

WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT

THIS WAIVER AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Agreement”), dated as of November 9, 2021, is by and among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Borrower”), RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Parent”), the Guarantors, the Lenders party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Parent, the other Guarantors, the Lenders from time to time party thereto, and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of January 10, 2020 (as amended by that certain First Amendment to Credit Agreement and Waiver dated as of May 29, 2020, that certain Second Amendment to Credit Agreement dated as of February 25, 2021 and as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby);

WHEREAS, the Credit Parties have requested that the Lenders agree to (i) waive the requirement that the Credit Parties comply with the financial covenants set forth in Section 5.9(a) (Lease Adjusted Leverage Ratio) and Section 5.9(b) (Fixed Charge Coverage Ratio) of the Credit Agreement, in each case, with respect to the applicable measurement period ended October 3, 2021 (collectively, the “Waived Covenants”) and (ii) make certain amendments to the Credit Agreement; and

WHEREAS, the undersigned Lenders have agreed to do so, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
ESTOPPEL, ACKNOWLEDGEMENT AND REAFFIRMATION; WAIVER

1.1    Estoppel, Acknowledgement and Reaffirmation. Each Credit Party hereby acknowledges and agrees that, as of November 1, 2021, (a) principal in the amount of $53,000,000.00 was outstanding under the Revolving Loans (excluding for the avoidance of doubt the LOC Obligations), (b) principal in the amount of $0.00 was outstanding under the Swingline Loans, (c) principal in the amount of $121,499,999.56 was outstanding under the Term Loans, and (d) the outstanding amount of the LOC Obligations was not less than $8,762,023.00, each of which constitutes a valid and subsisting obligation of each Credit Party, jointly and severally, owed to the Lenders that is not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. Each Credit Party hereby: (x) acknowledges its respective obligations under the Credit Documents to which it is a party; (y) reaffirms that each of the Liens created and granted in or pursuant to the Security Documents and other Credit Documents is valid and subsisting; and (z) agrees that this Agreement shall in no manner impair or otherwise adversely affect such obligations or Liens.

1.2    Waiver of Waived Covenants. Subject to the terms and conditions set forth herein, effective as of the Third Amendment Effective Date (as defined below), the Lenders hereby waive the requirement that the Credit Parties comply with the Waived Covenants; provided, that the foregoing waiver shall, except as expressly set forth herein, not be deemed to modify or affect the obligations of the Credit Parties to comply with each and every obligation, covenant, duty or agreement under this Agreement or the other Credit Documents and all other instruments, documents and agreements issued, executed or delivered in connection with the Credit Documents, in each case as amended. This waiver is a one-time waiver and shall not be construed to in any way obligate the Lenders to waive any other Default or Event of Default under the Credit Documents that has occurred or that may occur from and after the Third Amendment Effective Date.

ARTICLE II AMENDMENTS TO CREDIT AGREEMENT

2.1    Amendments to “Applicable Percentage”. The definition of “Applicable Percentage” in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of such definition:

Notwithstanding the foregoing, (A) from the Third Amendment Effective Date through the first Interest Determination Date occurring after the last day of the fiscal quarter of the Parent ending on or about April 17, 2022, the Applicable Percentage shall be equal to (i) 6.00% with respect to LIBOR Rate Loans, (ii) 6.00% with respect to Letter of Credit Fees, (iii) 5.00% with respect to Base Rate Loans and (iv) 0.45% with respect to the Commitment Fee and (B) thereafter the Applicable Percentage shall be equal to (i) 6.50% with respect to LIBOR Rate Loans, (ii) 6.50% with respect to Letter of Credit Fees, (iii) 5.50% with respect to Base Rate Loans and (iv) 0.45% with respect to the Commitment Fee.

2.2    Amendment to “Benchmark Replacement”. The definition of “Benchmark Replacement” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Benchmark Replacement” means, for any Available Tenor,

(a)    with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)    the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment; provided, that, if the Borrower has provided a notification to the Administrative Agent in writing on or prior to such Benchmark Replacement Date that the Borrower has a Secured Hedging Agreement in place with respect to any of the Loans as of the date of such notice (which such notification the Administrative Agent shall be entitled to rely upon and shall have no duty or obligation to ascertain the correctness or completeness of), then the Administrative Agent, in its sole discretion, may decide not to determine the Benchmark Replacement pursuant to this clause (a)(1) for such Benchmark Transition Event or Early Opt-in Election, as applicable;

(2)    the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)    the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated (or Canadian Dollar-denominated, as applicable) syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b)    with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)    with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), or clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

2.3    Amendment to “Benchmark Replacement Adjustment”. The definition of “Benchmark Replacement Adjustment” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)    for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.26161% (26.161 basis points); and

(3)    for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar- denominated syndicated credit facilities; and

(4)    for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

2.4    Amendment to “Benchmark Replacement Conforming Changes”. The definition of “Benchmark Replacement Conforming Changes” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “London Banking Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

2.5    Amendment to Benchmark Replacement Date”. The definition of “Benchmark Replacement Date” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)    in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(c)(i)(B); or

(d)    in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

2.6    Amendment to “Benchmark Transition Event”. The definition of “Benchmark Transition Event” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

2.7    Amendment to “Benchmark Unavailability Period”. The definition of “Benchmark Unavailability Period” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14(c) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.14(c).

2.8    Amendment to “Change of Control”. The definition of “Change of Control” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Change of Control” shall mean any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) becoming the “beneficial owner” (as defined in Rule l3d-3 under the Securities Exchange Act) of more than 35% of then outstanding Voting Stock of the Parent.

2.9    Amendment to “Early Opt-in Election”. The definition of “Early Opt-in Election” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(a)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

2.10    Amendment to “Expansion Capital Expenditures”. The definition of “Expansion Capital Expenditures” in Section 1.1 of the Credit Agreement is hereby amended by adding the following sentence to the end of such definition:

The term “Expansion Capital Expenditures” shall include any and all capital expenditures related to the production and/or sale of Donato’s pizza products.

2.11    Amendment to “Fixed Charge Coverage Ratio”. The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Fixed Charge Coverage Ratio” shall mean, for any Reference Period, the ratio of (i) Consolidated Cash Flow for such Reference Period plus Base Rent Expense for such Reference Period to (ii) Consolidated Debt Service for such Reference Period plus Base Rent Expense for such Reference Period plus cash payments for all income taxes paid by the Parent and its Subsidiaries during such Reference Period minus, any cash tax refunds received by the Parent and its Subsidiaries (which shall be permitted to be subtracted for purposes of calculating Fixed Charge Coverage Ratio in the fiscal quarter in which such cash tax refunds are received and in the immediately succeeding three fiscal quarters thereafter).

2.12    Amendment to “Interest Period”. The definition of “Interest Period” in Section 1.1 of the Credit Agreement is hereby amended by amending and restating clauses (i) and (ii) of such definition to read as follows:

(i)    initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending (A) with respect to any such LIBOR Rate Loan denominated in Dollars, one, three or six months and (B) with respect to any such LIBOR Rate Loan denominated in Canadian Dollars, one or two months thereafter, in each case, as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(ii)    thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending (A) with respect to any such LIBOR Rate Loan denominated in Dollars, one, three or six months thereafter, and (B) with respect to any such LIBOR Rate Loan denominated in Canadian Dollars, one or two months thereafter, in each case, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

2.13    Amendment to “Lease Adjusted Leverage Ratio”. The definition of “Lease Adjusted Leverage Ratio” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Lease Adjusted Leverage Ratio” shall mean, for any Reference Period, as of the end of any fiscal quarter of the Parent the ratio of (a) the sum of (i) Funded Debt of the Parent and its Subsidiaries on a consolidated basis outstanding on such date plus (ii) the product of Consolidated

Rental Expense for the Reference Period ending on such date multiplied by eight (8) to (b) Consolidated EBITDAR for the Reference Period ending on such date.

2.14    Amendment to “Relevant Governmental Body”. The definition of “Relevant Governmental Body” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

2.15    Amendment to “SOFR”. The definition of “SOFR” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

2.16    Amendment to “Term SOFR”. The definition of “Term SOFR” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

2.17    Amendment to “Unadjusted Benchmark Replacement”. The definition of “Unadjusted Benchmark Replacement” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

2.18    Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical order therein:

“Announcements” has the meaning assigned thereto in Section 1.11.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(c)(iv).

“Benchmark” means, initially, with respect to any: (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c)(i); and (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the CDOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the CDOR Rate or the then- current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c)(i).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“FCA” has the meaning assigned thereto in Section 1.7.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to LIBOR.

“IBA” has the meaning assigned thereto in Section 1.7.

“Other Benchmark Rate Election” means, if the then-current Benchmark is LIBOR, the occurrence of:

(a)    a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)    the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means(1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as

applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Third Amendment Effective Date” shall mean November 9, 2021.

2.19    Amendments to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Benchmark Transition Start Date” therein.

2.20    Amendment to Article I. Article I of the Credit Agreement is hereby amended by adding a new Section 1.7 to read as follows:

Section 1.7 Rates. The interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (a)(iii) of the definition of Base Rate) may be determined by reference to LIBOR, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Rate Loans or Base Rate Loans (when determined by reference to clause (a)(iii) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.14(c), such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.14(c), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (a)(iii) of the definition of Base Rate) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses

(whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.21    Amendment to Section 2.6(e). Section 2.6(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)    Utilization Fee. The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to the respective Pro Rata Share of the Lenders, a utilization fee (the “Utilization Fee”) in an amount equal to 0.75% per annum of the daily outstanding principal amount of Term Loans, Revolving Loans, Swingline Loans and LOC Obligations from the Second Amendment Effective Date through the Third Amendment Effective Date. The Utilization Fee shall be due and payable on the Third Amendment Effective Date.

2.22    Amendment to Section 2.7(c). Section 2.7(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)    Upon the last day of the fiscal quarter of the Parent ending on or about October 3, 2021, the Revolving Committed Amount of all of the Lenders in the aggregate shall be automatically and permanently reduced to $100,000,000. Upon the last day of the fiscal quarter of the Parent ending on or about April 17, 2022, the Revolving Committed Amount of all of the Lenders in the aggregate shall be automatically and permanently reduced to $75,000,000. If after giving effect to any such reduction, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations exceed the Revolving Committed Amount at such time, the Borrower shall immediately prepay the Revolving Loans in the amount of such excess.

2.23    Amendment to Section 2.8(b)(viii). Section 2.8(b)(viii) of the Credit Agreement is hereby amended by replacing the reference therein to “$35,000,000” with a reference to “$30,000,000”.

2.24    Amendment to Section 2.14(c). Section 2.14(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)    Benchmark Replacement Setting.

(i)    (A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document (and any Secured Hedging Agreement shall be deemed not to be a “Credit Document” for purposes of this Section 2.14(c) if a Benchmark Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(B) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, or an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non- occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.14(c).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR, LIBOR or CDOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected LIBOR Rate Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)    London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6- month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 2.14(c) shall be deemed satisfied.

2.25    Amendment to Section 5.1(a). Section 5.1(a) of the Credit Agreement is hereby amended by adding the following proviso at the end of such section:

; provided, that, notwithstanding anything in the foregoing to the contrary, the financial statements to be delivered under this Section 5.1(a) for the fiscal year 2021 may contain a “going concern” or like qualification or exception solely to the extent that such qualification or exception is due to (i) the impending Maturity Date under this Agreement or any other Indebtedness or (ii) any actual or prospective inability to satisfy a financial maintenance covenant.

2.26    Amendment to Section 5.1(e). Section 5.1(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Monthly Financial Statements. As soon as practicable and in any event within twelve (12) Business Days after the end of each fiscal monthly period (commencing with the fiscal monthly period ended June 14, 2020), (w) a consolidated gross same store sales report of the Credit Parties and their Subsidiaries for such period, setting forth, in each case in comparative form, the corresponding figures for the corresponding period of the previous fiscal year of the Parent, (x) a thirteen (13) week forecast of cash flows for the Credit Parties and their Subsidiaries, on a Consolidated basis (including the amount of cash and Cash Equivalents then on hand), (y) evidence of the Consolidated Cash on Hand as of the end of such fiscal monthly period and an indication of the mandatory prepayment (if any) required to be made pursuant to Section 2.8(b)(viii) and (z) from and after the Second Amendment Effective Date, a calculation of Liquidity for such fiscal monthly period and evidence of compliance with Section 5.9(c) during such fiscal monthly period, in each case, in a form reasonably satisfactory to the Administrative Agent; provided, that with respect to any end of a fiscal monthly period that is also the end of a fiscal quarter of the Parent, the materials described in this Section 5.1(e) shall be due on the date that is forty-five (45) days after the end of such fiscal monthly period.

2.27    Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Commencing on the day immediately following the Closing Date, the Credit Parties shall comply with the following financial covenants:

(a)    Lease Adjusted Leverage Ratio. As of the last day of each fiscal quarter of the Parent specified below, beginning with the fiscal quarter ending on or about December 26, 2021, the Lease Adjusted Leverage Ratio shall be less than or equal to the corresponding ratio set forth below:

Period	Maximum Ratio
December 26, 2021 (the last day of the fourth fiscal quarter of the 2021 fiscal year Parent)	5.75 to 1.00
April 17, 2022 (the last day of the first fiscal quarter of the 2022 fiscal year of the Parent)	5.50 to 1.00
July 10, 2022 (the last day of the second fiscal quarter of the 2022 fiscal year of the Parent)	5.25 to 1.00
October 2, 2022 (the last day of the third fiscal quarter of the 2022 fiscal year of the and each fiscal quarter end there	5.00 to 1.00
December 25, 2022 (the last day of the fourth fiscal quarter of the Parent)	4.50 to 1.00

(b)    Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of (i) the last day of the fiscal quarter of the Parent ending on or about April 17, 2022 shall be greater than or equal to 1.00 to 1.0 and (ii) the last day of each fiscal quarter of the Parent, beginning with the fiscal quarter ending on or about July 10, 2022, shall be greater than or equal to 1.25 to 1.0. The Fixed Charge Coverage Ratio shall be determined for the period of four (4) consecutive fiscal quarters of the Parent then ended. For the avoidance of doubt, the Credit Parties shall not be required to comply with the foregoing covenant prior to the last day of the fiscal quarter of the Parent ending on or about April 17, 2022.

(c)    Minimum Liquidity. From and after the Third Amendment Effective Date, Liquidity shall not be less than $30,000,000 at all times.

2.28    Amendments to Article V. Article V of the Credit Agreement is hereby amended by inserting the following new Section 5.19 at the end thereof:

Section 5.19 Update Conferences. The Borrower shall cause appropriate representatives of the Borrower to participate in monthly update conference calls with the Administrative Agent and the Lenders to provide an update with respect to the Borrower’s business and to answer any reasonable questions that the Administrative Agent and the Lenders may have with respect to the Borrower’s business or any matter pertaining to the Obligations.

2.29    Amendment to Section 6.17. Section 6.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 6.17 Expansion Capital Expenditures.

(a)    On or prior to October 2, 2022 (the last day of the third fiscal quarter of the 2022 fiscal year of the Parent), the Credit Parties and their Subsidiaries shall be permitted to make, or become legally obligated to make, Expansion Capital Expenditures so long as (x) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom; (y) on a Pro Forma Basis after giving effect thereto, Liquidity shall be greater than $30,000,000 and (z)(i) the amount of Expansion Capital Expenditures made by the Credit Parties and their Subsidiaries during the fourth fiscal quarter of the 2021 fiscal year of the Parent shall not exceed $18,000,000; (ii) the amount of Expansion Capital Expenditures made by the Credit Parties and their Subsidiaries during the first fiscal quarter of the 2022 fiscal year of the

Parent shall not exceed $10,000,000; (iii) the amount of Expansion Capital Expenditures made by the Credit Parties and their Subsidiaries during the second fiscal quarter of the 2022 fiscal year of the Parent shall not exceed $12,000,000 and (iv) the amount of Expansion Capital Expenditures made by the Credit Parties and their Subsidiaries during the third fiscal quarter of the 2022 fiscal year of the Parent shall not exceed $15,000,000; provided that any amount permitted to be expended pursuant to clause (z) that is not actually expended during the applicable fiscal quarter may be carried forward and expended during the immediately succeeding fiscal quarter.

(b)    After October 2, 2022 (the last day of the third fiscal quarter of the 2022 fiscal year of the Parent), the Credit Parties and their Subsidiaries shall be permitted to make, or become legally obligated to make, Expansion Capital Expenditures so long as (x) no Default or Event of Default shall have occurred and be continuing at such time or would result therefrom and (y) on a Pro Forma Basis after giving effect thereto, (i) Liquidity shall be greater than $30,000,000 and (ii) the Lease Adjusted Leverage Ratio shall be less than or equal to 5.00 to 1.00.

(c)    Commencing with the fiscal period ending on November 28, 2021, concurrently with the delivery of the monthly financial statements referred to in Section 5.1(e), the Credit Parties shall deliver to the Administrative Agent and the Lenders a report indicating the estimated amount (other than with respect to capitalized labor costs) of Expansion Capital Expenditures made by the Credit Parties during the fiscal monthly period most recently ended, along with a reasonably detailed description of the purpose or type of such Expansion Capital Expenditures.

ARTICLE III
CLOSING CONDITIONS

3.1    Closing Conditions. This Agreement shall become effective as of the date hereof (the “Third Amendment Effective Date”) upon the satisfaction of the following conditions precedent:

(a)    Execution of Agreement. The Administrative Agent shall have received a copy of this Agreement duly executed by the Borrower, the other Credit Parties, the Administrative Agent and each Lender.

(b)    Amendment Fees. The Administrative Agent shall have received, for the account of each Lender, an amendment fee equal to 0.25% of the aggregate principal amount of such Lender’s Revolving Commitment and outstanding Term Loans, in each case, as of the date hereof.

(c)    Utilization Fee. The Administrative Agent shall have received, for the ratable benefit of the Lenders according to the respective Pro Rata Share of the Lenders, the Utilization Fee accrued through the Third Amendment Effective Date.

(d)    Other Fees and Out of Pocket Costs. The Borrower shall have paid any and all reasonable, documented out-of-pocket costs incurred by the Administrative Agent (including the fees and expenses Moore & Van Allen, PLLC as legal counsel to the Administrative Agent) and all other fees and amounts required to be paid to the Administrative Agent in connection with this Agreement to the extent invoiced prior to the date hereof.

ARTICLE IV
MISCELLANEOUS

4.1    Amended Terms. On and after the date hereof, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Agreement. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2    Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a)    Each of the Credit Parties has full corporate power, authority and right to execute, deliver and perform this Agreement and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of this Agreement.

(b)    This Agreement has been duly executed and delivered on behalf of each of the Credit Parties. This Agreement constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c)    No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by the Credit Parties (other than those which have been obtained) or with the validity or enforceability of this Agreement against the Credit Parties.

(d)    The representations and warranties made by the Credit Parties in the Credit Agreement, in the Security Documents or which are contained in any certificate furnished at any time under or in connection with the Credit Agreement are true and correct in all material respects on and as of the date hereof as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representation or warranty that is already qualified or modified by materiality or reference to Material Adverse Effect in the text thereof.

(e)    After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing on the date hereof.

(f)    The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral purported to be covered thereby, in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)    The Obligations of the Credit Parties are not reduced or modified by this Agreement (except as set forth herein) and, as of the date hereof, are not subject to any offsets, defenses or counterclaims.

4.3    Reaffirmation of Obligations. Each Credit Party hereby ratifies the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement, as amended hereby, and each other Credit Document to which it is a party applicable to it and (b) that it is responsible for the observance and full performance of its respective obligations under the Credit Documents.

4.4    Release. The Borrower and each of the other Credit Parties hereby releases and forever discharges the Administrative Agent, each Lender, the Issuing Lender, the Swingline Lender and their respective predecessors, successors, assigns, attorneys and Related Parties (each and every of the foregoing, a “Lender Party”) from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, in each case to the extent arising in connection with any of the Credit Documents through the date hereof, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any Lender Party.

4.5    Credit Document. This Agreement shall constitute a Credit Document under the terms of the Credit Agreement.

4.6    Entirety. This Agreement and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.7    Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Agreement, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.8    Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

4.9    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO CONFLICTS OR CHOICE OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

4.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

4.11    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, services of process and waiver of jury trial provisions set forth in Section 9.14 and Section 9.17 of the Credit

Agreement and the limitation of liability provisions of Section 9.5(b) of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

[Signature pages to follow]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first above written.

BORROWER:	RED ROBIN INTERNATIONAL, INC.,
a Nevada corporation

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

GUARANTORS:	RED ROBIN GOURMET BURGERS, INC.,
a Delaware corporation

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

RED ROBIN WEST, INC.,
a Nevada corporation

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

WESTERN FRANCHISE DEVELOPMENT, INC.,
a California corporation

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

RED ROBIN DISTRIBUTING COMPANY LLC,
a Nevada limited liability company

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

NORTHWEST ROBINS, L.L.C.
a Washington limited liability company

By: RED ROBIN INTERNATIONAL, INC.,
Sole Member and Manager of Northwest Robins, L.L.C.

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

RED ROBIN EXPRESS, LLC,
a Colorado limited liability company

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

RED ROBIN NORTH HOLDINGS, INC.,
a Nevada corporation

By: /s/ Lynn Schweinfurth
Name: Lynn Schweinfurth
Title: CFO

ADMINISTRATIVE AGENT AND LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Issuing Lender and as a Lender

By: /s/ Casey P. Kelly
Name: Casey P. Kelly
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Anna C. Araya
Name: Anna C. Araya
Title: Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Lender

By: /s/ Bryan Mosnyk
Name: Bryan Mosnyk
Title: Titled Officer

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Anthony Luppino
Name: Anthony Luppino
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
successor to BBVA USA,
as a Lender

By: /s/ Jon McCurdy
Name: Jon McCurdy
Title: SVP